Exhibit 99

Investor Contact: Wendy Hargus
NEWS RELEASE	(972) 946-5030
Investor_Relations@voughtaircraft.com

Media Contact: Lynne Warne
(615) 974-6003
warnely@voughtaircraft.com
Vought Reports First Quarter 2009 Financial Results
First Quarter 2009 Highlights Compared to First Quarter 2008:
•	Revenue of $402.6 million slightly lower than last year

•	Operating income of $32.7 million for quarter

•	Funded backlog increased 4 percent to $4.0 billion
Summary of Financial Results
     $ in millions

	Three Months Ended
	March 29,	March 30,
	2009	2008	$ Change
Revenue	$402.6	$425.4	$(22.8)
Operating income	$32.7	$44.8	$(12.1)
Net income (loss)	$17.9	$28.7	$(10.8)
Adjusted EBITDA[1]	$68.2	$79.3	$(11.1)
Net cash provided by (used in) operating activities	$(73.0)	$(15.2)	$(57.8)
Free Cash Flow[1]	$(81.3)	$(34.2)	$(47.1)

[1]	Non-GAAP financial measure. A complete definition and reconciliation of non-GAAP financial measures, identified by the number [1], is provided later in the release.
          DALLAS, MAY 7, 2009 — Vought Aircraft Industries, Inc. today reported financial results for its first quarter ended March 29, 2009, with solid execution across all of its operations. Revenue of $402.6 million for the quarter was slightly lower than last year primarily driven by the transition from the Boeing 747-400 model to the new Boeing 747-8 model. Operating income and net income were lower than the first quarter last year primarily due to a one-time non-cash item recorded in 2008 to release purchase accounting reserves related to ending production of the Boeing 747-400 model. Excluding that 2008 one-time item, operating income and net income for the first quarter 2009 were $10.5 million and $11.8 million higher, respectively, than last year.

          “Our first quarter results reflect the ongoing impacts of the changing market conditions and our new program start-up efforts for Boeing,” said Vought President and Chief Executive Officer Elmer Doty. “We continue to make necessary changes to balance our workforce and business with the pressures from the external environment, including customer-driven schedule and delivery changes. During the quarter, we also concluded the IAM strike at our Nashville facility, which is rapidly getting back to pre-strike levels of performance. Even with these challenges, our focus on continuous improvement has enabled us to continue showing profit at reasonable margins.”
          As previously reported, on Jan. 15, 2009, IAM-represented employees at Vought’s Nashville site ratified a new collective bargaining agreement, ending the strike that began on Sept. 27, 2008. The company utilized contract labor to continue production during the course of the strike, achieving 98 percent of scheduled deliveries for the year. The majority of the impact from the strike was recorded as a reduction to operating results during the fourth quarter of 2008. This impact continued into the first quarter of 2009, with operating results being reduced by $13.4 million for non-recurring costs including $3.8 million of strike-related program costs and a pension and other post-employment benefit plan curtailment charge of $9.6 million.
          Driven by the challenges of the economic environment, Cessna announced on April 29, 2009 that it is suspending development of its Citation Columbus Model 850 business jet. This suspension is not expected to have a material impact on Vought’s financial results in 2009.
First Quarter Results
          Revenue for the first quarter of 2009 was $402.6 million, a decrease of $22.8 million or 5 percent, compared with revenue of $425.4 million for the same period last year. The decrease was primarily driven by lower sales on the Boeing 747 program.
•	Commercial revenue decreased by $34.4 million or 16 percent, primarily from decreased sales for the Boeing 747 program due to the transition to the new 747-8 model.

•	Military revenue increased $8.3 million or 6 percent, primarily due to increased deliveries on the H-60 and timing of deliveries for the C-17 program.

•	Business jet revenue increased $3.3 million or 5 percent, primarily due to timing of deliveries to Gulfstream and increased non-recurring revenue on the Cessna Citation Columbus Model 850 program.
          Funded backlog increased 4 percent to $4.0 billion at the end of the quarter compared with $3.9 billion as of March 30, 2008, driven by increased orders on the 787 and H-60 programs, as well as the non-recurring start-up and development activities for the Boeing 747-8.

Vought’s calculation of backlog includes only funded orders, which causes backlog to be substantially lower than the estimated aggregate dollar value of contracts and may not be comparable to the backlogs of others in the industry.
          Operating income for the first quarter was $32.7 million, a decline of $12.1 million compared with the same period last year. This decrease was due to a one-time non-cash item recorded in the first quarter of 2008 to release $22.6 million of purchase accounting reserves for the 747 program, reflecting the scheduled completion of the deliveries for the 747-400 model. Excluding the impact of this one-time, non-cash item, operating income and net income were $10.5 million and $11.8 million higher, respectively, than last year. Other items contributing to the change for the quarter include non-recurring costs of $9.6 million for the pension and other post-employment benefits curtailment charge that resulted from the new IAM collective bargaining agreement in Nashville. These items were partially offset by higher margins of $9.5 million on the C-17 program due to performance improvements and a $13.4 million reduction in non-recurring 787 program expenses.
          Adjusted EBITDA1, as defined in the company’s senior credit agreement, was $68.2 million for the first quarter of 2009, compared with $79.3 million for the same period last year. The $11.1 million decrease is principally due to the lower program margins discussed above excluding the impact of the pension and other post-retirement benefits curtailment.
          Vought had negative $81.3 million of Free Cash Flow1 for the first quarter of 2009 compared with negative $34.2 million in 2008. The change primarily results from the timing of payments and advances received from customers as well as the ongoing working capital requirements for the 787 program partially offset by a $10.7 million decrease in capital expenditures compared with last year.
          Cash expenditures for the 787 program, excluding customer advances, were $24 million for the first quarter of 2009. These expenditures include non-recurring engineering costs incurred in the ordinary course of the program, capital expenditures and working capital production costs.
Non-GAAP Financial Measure Disclosure
          EBITDA, Adjusted EBITDA and Free Cash Flow (indicated by the number 1) as presented in this press release are supplemental measures of performance and our ability to satisfy our debt covenants. None of these measures are required by, or presented in accordance with, Generally Accepted Accounting Principles (GAAP) in the United States. EBITDA, Adjusted EBITDA and Free Cash Flow are not

measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as measures of our liquidity. The senior secured credit agreement signed in December 2004 contains maintenance ratios and other financial covenants that are based on the calculation of Adjusted EBITDA. We believe it is necessary to present Adjusted EBITDA to enable investors to assess the strength of our underlying business. Reconciliation between these non-GAAP financial measures and the most directly comparable GAAP financial measures is presented at the end of this press release.
Conference Call Details
          Vought Aircraft Industries, Inc. will host a conference call on Thursday, May 7 at 2 p.m. Eastern time (1 p.m. Central time) to discuss its first-quarter results. To access the conference call, dial (888) 706-7748 (United States) or (617) 614-3473 (International) with pass code 52425963. Please call 10 minutes prior to the start time. A replay of the conference call will be available through May 14, which can be accessed by dialing (888) 286-8010 (United States) or (617) 801-6888 (International) with pass code 14237782.
          Vought’s conference call will be supplemented by a series of slides appearing on the company’s Web site. Listeners are encouraged to view these materials in conjunction with the call. The presentation will be posted on the home page of the Web site on the morning of the call.
About Vought
          Vought Aircraft Industries, Inc. (www.voughtaircraft.com) is one of the world’s largest independent suppliers of aerostructures. Headquartered in Dallas, the company designs and manufactures major airframe structures such as wings, fuselage subassemblies, empennages, nacelles and other components for prime manufacturers of aircraft. Vought has annual revenue of approximately $1.8 billion and about 6,600 employees in nine U.S. locations.
Disclaimer on Forward Looking Statements
          This release contains forward-looking statements within the meaning of section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve known and unknown risks and uncertainties. Vought’s actual financial results could differ materially from those anticipated due to the company’s dependence on conditions in the airline industry, the level of new commercial aircraft orders, production rates for commercial and military aircraft, the level of defense spending, competitive pricing pressures, manufacturing inefficiencies, start- up costs and possible overruns on new contracts, technology and product development risks and uncertainties, availability of materials and components from suppliers and other factors beyond the company’s control. Additional risk factors are described in the company’s filings with the SEC.

Vought Aircraft Industries, Inc.
Consolidated Balance Sheets
($ in millions, except share amounts)

	March 29,
	2009	December 31,
	(unaudited)	2008
Assets

Current assets:
Cash and cash equivalents	$165.4	$86.7
Trade and other receivables	148.2	138.6
Inventories	510.5	444.4
Other current assets	8.4	4.7

Total current assets	832.5	674.4

Property, plant and equipment, net	479.4	484.3
Goodwill	527.7	527.7
Identifiable intangible assets, net	25.5	27.2
Debt origination costs, net and other assets	11.7	14.0

Total assets	$1,876.8	$1,727.6

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable, trade	$189.1	$177.0
Accrued and other liabilities	63.2	63.7
Accrued payroll and employee benefits	47.0	48.7
Accrued post-retirement benefits-current	42.2	42.0
Accrued pension-current	0.6	0.3
Current portion of long-term bank debt	140.9	5.9
Accrued contract liabilities	164.7	201.4

Total current liabilities	647.7	539.0

Long-term liabilities:
Accrued post-retirement benefits	373.6	405.3
Accrued pension	701.7	710.7
Long-term bank debt, net of current portion	619.7	594.0
Long-term bond debt	270.0	270.0
Other non-current liabilities	141.4	142.7

Total liabilities	2,754.1	2,661.7

Stockholders’ equity (deficit):
Common stock, par value $.01 per share; 50,000,000 shares authorized, 24,818,806 and 24,798,382 issued and outstanding at March 29, 2009 and December 31, 2008, respectively	0.3	0.3
Additional paid-in capital	421.0	420.5
Shares held in rabbi trust	(1.6)	(1.6)
Accumulated deficit	(483.4)	(501.3)
Accumulated other comprehensive loss	(813.6)	(852.0)

Total stockholders’ equity (deficit)	$(877.3)	$(934.1)

Total liabilities and stockholders’ equity (deficit)	$1,876.8	$1,727.6

Vought Aircraft Industries, Inc.
Consolidated Statements of Operations
(unaudited, $ in millions)

	For the Three Months Ended
	March 29,	March 30,
	2009	2008
Revenue	$402.6	$425.4

Costs and expenses

Cost of sales	332.4	326.3
Selling, general and administrative expenses	37.5	54.3

Total costs and expenses	369.9	380.6

Operating income	32.7	44.8

Other income (expense)
Interest income	0.2	0.1
Other loss	—	—
Equity in loss of joint venture	—	(0.4)
Interest expense	(15.0)	(15.8)

Income before income taxes	17.9	28.7
Income tax expense	—	—

Net income	$17.9	$28.7

Vought Aircraft Industries, Inc.
Consolidated Statements of Cash Flows
(unaudited, $ in millions)

	Three Months Ended
	March 29,	March 30,
	2009	2008
Operating activities
Net income	$17.9	$28.7
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	15.9	16.0
Stock compensation expense	0.5	0.6
Equity in losses of joint venture	—	0.4
Loss from asset disposals	—	0.3
Changes in current assets and liabilities:
Trade and other receivables	(9.6)	(57.0)
Inventories	(66.1)	4.3
Other current assets	(3.7)	(4.4)
Accounts payable, trade	12.1	(1.5)
Accrued payroll and employee benefits	(1.7)	(4.9)
Accrued and other liabilities	—	(8.9)
Accrued contract liabilities	(36.7)	19.8
Other assets and liabilities—long-term	(1.6)	(8.6)

Net cash provided by (used in) operating activities	(73.0)	(15.2)
Investing activities
Capital expenditures	(8.3)	(19.0)

Net cash used in investing activities	(8.3)	(19.0)
Financing activities
Proceeds from short-term bank debt	135.0	138.0
Payments on short-term bank debt	—	(138.0)
Proceeds from long-term bank debt	25.0	—

Net cash provided by (used in) financing activities	160.0	—

Net increase (decrease) in cash and cash equivalents	78.7	(34.2)
Cash and cash equivalents at beginning of period	86.7	75.6

Cash and cash equivalents at end of period	$165.4	$41.4

Vought Aircraft Industries Inc.
Supplemental Financial Data
($ in millions)
(Unaudited)

	Three Months
	Ended
	March 29,	March 30,
	2009	2008	Change
Revenue as Reported:
Commercial	$180.8	$215.2	$(34.4)
Military	146.2	137.9	8.3
Business jets	75.6	72.3	3.3

Total	$402.6	$425.4	$(22.8)

	Three Months
	Ended
	March 29,	March 30,
	2009	2008
% Mix for Revenue
Commercial	45%	51%
Military	36%	32%
Business jets	19%	17%

Total	100%	100%

	Three Months
	Ended
	March 29,	March 30,
	2009	2008	Change
Revenue Backlog
Commercial	$2,464.8	$2,309.1	$155.7
Military	843.5	820.4	23.1
Business jets	720.7	741.7	(21.0)

Total revenue backlog	$4,029.0	$3,871.2	$157.8

Vought Aircraft Industries, Inc.
Reconciliation of Non-GAAP Measures
Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures that our management uses to assess our operating performance and, in the case of Adjusted EBITDA, to assess our compliance with the covenants in our senior secured credit agreement, our ongoing ability to meet our obligations and manage our levels of indebtedness.
Adjusted EBITDA is calculated in accordance with our senior secured credit agreement and includes adjustments that are material to our operations but that our management does not consider reflective of our ongoing core operations.
Pursuant to our senior secured credit agreement, Adjusted EBITDA is calculated by making adjustments to our net income (loss) to eliminate the effect of our (1) net income tax expense, (2) net interest expense, (3) any amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with indebtedness, (4) depreciation and amortization expense, (5) any extraordinary, unusual or non-recurring expenses or losses (including losses on sales of assets outside of the ordinary course of business, non-recurring expenses associated with the 787 program and certain expenses associated with our facilities consolidation efforts) net of any extraordinary, unusual or non-recurring income or gains, (6) any other non-cash charges, expenses or losses, restructuring and integration costs, (7) stock-option based compensation expenses and (8) all fees and expenses paid pursuant to our Management Agreement with Carlyle.
We believe that each of the adjustments made in order to calculate Adjusted EBITDA is meaningful to investors because it gives them the ability to assess our compliance with the covenants in our senior secured credit agreement, our ongoing ability to meet our obligations and manage our levels of indebtedness.
The use of Adjusted EBITDA as an analytical tool has limitations and you should not consider it in isolation, or as a substitute for analysis of our results of operations as reported in accordance with GAAP. Some of these limitations are:
•	it does not reflect our cash expenditures, or future requirements, for all contractual commitments;

•	it does not reflect our significant interest expense, or the cash requirements necessary to service our indebtedness;

•	it does not reflect cash requirements for the payment of income taxes when due;

•	it does not reflect working capital requirements;.

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	it does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations, but may nonetheless have a material impact on our results of operations.

Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or as an alternative to net income or cash flow from operations determined in accordance with GAAP. Management compensates for these limitations by not viewing Adjusted EBITDA in isolation, and specifically by using other GAAP measures, such as cash flow provided by (used in) operating activities and capital expenditures, to measure our liquidity. Our calculation of Adjusted EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies.
Free Cash Flow is calculated by subtracting our capital expenditures from our net cash provided by or used in operating activities. We believe that Free Cash Flow is useful to investors because it gives them an insight into how our operating cash flows are affected by the capital that is invested to continue and improve business operations, such as our investment in new programs. Because not all companies use identical calculations, the presentation of Free Cash Flow may not be comparable to other similarly titled measures of other companies. Additionally, Free Cash Flow has limitations as an analytical tool and such measure should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of the limitations of this non-GAAP financial measure are that it does not represent the residual cash flow available for discretionary expenditures as it does not incorporate certain cash payments including payments made on capital lease obligations or cash payments for business acquisitions.

Vought Aircraft Industries, Inc.
Reconciliation of Non-GAAP Measures
Adjusted EBITDA
(Unaudited)
($ in millions)

	For the Three Months Ended
	March 29,	March 30,
	2009	2008
Net cash provided by (used in) operating activities	$(73.0)	$(15.2)
Interest expense, net	14.8	15.7
Stock compensation expense	(0.5)	(0.6)
Equity in losses of joint venture	—	(0.4)
Gain (loss) from asset sales and other losses	—	(0.3)
Non-cash interest expense	(1.8)	(0.8)
787 tooling amortization	0.5	—
Changes in operating assets and liabilities	107.3	61.2

EBITDA	$47.3	$59.6

Non-recurring investment in Boeing 787	3.1	16.5
Unusual charges & other non-recurring program costs	7.2	1.9
(Gain) loss on disposal of property, plant and equipment	—	0.3
Pension & OPEB curtailment and non-cash expense	9.6	—
Other	1.0	1.0

Adjusted EBITDA	$68.2	$79.3

Vought Aircraft Industries, Inc.
Reconciliation of Non-GAAP Measures
Free Cash Flow
(Unaudited)
($ in millions)

	For the Three Months Ended
	March 29,	March 30,
	2009	2008
Net cash provided by (used in) operating activities	$(73.0)	$(15.2)
Less: Capital expenditures	(8.3)	(19.0)

Free Cash Flow	$(81.3)	$(34.2)